Exhibit 4.1

WARRANT

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

No. W-	May 12, 2006

Warrant to Purchase up to _______ shares of Common Stock of NutraCea, a California corporation (the “Company”).

In consideration for the party whose signature appears on the signature page hereof (the “Investor”) agreeing to enter into that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company, the Investor and the other parties identified therein as “Purchasers” (the “Agreement”), the Company hereby agrees that the Investor or any other Warrant Holder (as defined below) is entitled, on the terms and conditions set forth below, to purchase from the Company at any time during the Exercise Period (as defined below) up to _________ fully paid and nonassessable shares of common stock, no par value, of the Company (the “Common Stock”) at a price per share equal to the Exercise Price (hereinafter defined), as the same may be adjusted from time to time pursuant to Section 5.1 hereof. The resale of the shares of Common Stock or other securities issuable upon exercise or exchange of this Warrant is subject to the provisions of this Warrant, the Agreement and the Registration Rights Agreement (as defined in the Agreement, “Registration Rights Agreement”).

Section 1.     Definitions.

“Closing Date” shall have the meaning ascribed to such term in the Agreement.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Excluded Transaction” shall mean the issuance of (a) shares of Common Stock or options or warrants to consultants, employees, officers or directors of the Company pursuant to the Company’s 2005 Equity Incentive Plan or pursuant to any equity incentive plan or agreement duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; provided that the issuance of shares of Common Stock or options or warrants to consultants other than pursuant to the Company’s 2005 Equity Incentive Plan shall not be Excluded Transactions under this part (a) to the extent that the number of shares of Common Stock granted to consultants (or underlying options and warrants to purchase Common Stock) after the Closing Date exceeds, in any calendar year, three percent (3%) of the number of outstanding shares of Common Stock, as measured on the last day of the applicable year; provided further, that Common Stock, options and warrants granted to consultants at a per share price (or a per share exercise price plus the value of other consideration received by the Company, in the case of options or warrants) that equals or exceeds the Exercise Price shall not be considered for purposes of calculating the three percent (3%) threshold, (b) securities upon the conversion of Preferred Stock (c) shares of capital stock upon the exercise of or conversion of any convertible securities, options, warrants or rights to issue securities issued and outstanding on the Closing Date, provided that such securities have not been amended after the Closing Date to increase the number of such securities or reduce the exercise or conversion price thereof, (d) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 5.1; (e) shares of Common Stock issued by the Company as a penalty pursuant to the Registration Rights Agreement or the Prior Registration Rights Agreement, (f) warrants to purchase the Company’s securities to Halpern Capital in connection with the issuance of Preferred Stock, (g) any issuance of Warrant Shares, and (h) securities issued as consideration in connection with the acquisition of another business by the Company or in a strategic transaction, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Exercise Period” shall mean that period beginning on the date of this Warrant and continuing until the expiration of the five-year period thereafter.

“Exercise Price” as of the date hereof shall mean $1.35, subject to adjustment for the events specified in Section 5.1 below.

“Investors” shall mean the purchasers of Preferred Stock pursuant to the Agreement, including the Investor.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” shall mean the Company’s Series C Convertible Preferred Stock.

“Principal Market” shall mean the Nasdaq National Market, the Nasdaq Capital Market, the American Stock Exchange the New York Stock Exchange, the OTC Bulletin Board, or other exchange or market, whichever is at the time the principal trading exchange or market for the Common Stock.

“Prior Registration Rights Agreement” shall mean that certain Registration Rights Agreement that was entered into by the Company and certain investors in connection with the Company’s issuance of its Series B Convertible Preferred Stock on October 4, 2005.

“SEC” shall mean the United States Securities and Exchange Commission.

“Trading Day” shall mean any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

“Trading Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange.

“Transaction Warrants” shall mean those warrants (including this Warrant) issued pursuant to the Agreement.

“Transaction Warrant Shares” shall mean those shares of Common Stock underlying the Transaction Warrants.

“Trigger Price” as of the date hereof shall mean $0.85 per share, subject to adjustment for the events specified in Section 5.1 below.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Company.

“Warrant Holder” shall mean the Investor or any permitted assignee or permitted transferee of all or any portion of this Warrant.

“Warrant Shares” shall mean those shares of Common Stock received upon exercise of this Warrant.

Section 2.     Exercise.

(a)     Method of Exercise. This Warrant may be exercised in whole or in part (but not as to a fractional share of Common Stock), at any time and from time to time during the Exercise Period, by the Warrant Holder by (i) surrender of this Warrant, with the form of exercise attached hereto as Exhibit A completed and duly executed by the Warrant Holder (the “Exercise Notice”), to the Company at the address set forth in Section 12 hereof, accompanied by payment of the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is being exercised (the “Aggregate Exercise Price”) or (ii) telecopying an executed and completed Exercise Notice to the Company and delivering to the Company within five (5) business days thereafter the original Exercise Notice, this Warrant and the Aggregate Exercise Price. Each date on which an Exercise Notice is received by the Company in accordance with clause (i) and each date on which the Exercise Notice is telecopied to the Company in accordance with clause (ii) above shall be deemed an “Exercise Date.”

(b)     Payment of Aggregate Exercise Price. Payment of the Aggregate Exercise Price may be made:

(i)      by wire transfer of immediately available funds to an account designated by the Company. If the amount of the payment received by the Company is less than the Aggregate Exercise Price, the Warrant Holder will be notified of the deficiency and shall make payment in that amount within three (3) Trading Days. In the event the payment exceeds the Aggregate Exercise Price, the Company will refund the excess to the Warrant Holder within five (5) Trading Days of receipt; or

(ii)      if at any time after one year from the date of issuance of this Warrant there is no effective Registration Statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date of such election;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

(c)     Replacement Warrant. In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised, and the Company, at its expense, shall forthwith issue and deliver to or upon the order of the Warrant Holder a new Warrant of like tenor in the name of the Warrant Holder, reflecting such adjusted number of Warrant Shares.

Section 3.     Delivery of Stock Certificates.

(a)    Subject to the terms and conditions of this Warrant, as soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) calendar days thereafter, the Company at its expense (including, without limitation, the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Warrant Holder, or as the Warrant Holder may lawfully direct, a certificate or certificates for the number of validly issued, fully paid and non-assessable Warrant Shares to which the Warrant Holder shall be entitled on such exercise, together with any other stock or other securities or property (including cash, where applicable) to which the Warrant Holder is entitled upon such exercise in accordance with the provisions hereof. If an Investor shall make a sale or transfer of Warrant Shares that does not violate Section 7(c) of the Registration Rights Agreement either (x) pursuant to Rule 144(k) or (y) pursuant to a registration statement and in each case shall have provided written notice of such transaction to the Company and delivered to the Transfer Agent the certificate representing Warrant Shares containing a restrictive legend which are the subject of such sale or transfer, together with either (i) a customary representation by the Investor that Rule 144(k) applies to the shares of Common Stock represented thereby or (ii) a statement by the Investor that such Investor (A) has sold the shares of Common Stock represented thereby pursuant to the Registration Statement and in accordance with the Plan of Distribution contained in the Registration Statement and (B) is a named Selling Security Holder in the Registration Statement (the date of such sale or transfer and delivery being the “Share Delivery Date”) and (1) the Company shall fail to deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from all restrictive or other legends by the fifth Trading Day following the Share Delivery Date and (2) following such fifth Trading Day after the Share Delivery Date and prior to the time such Shares are received free from restrictive legends, the Investor, or any third party on behalf of such Investor or for the Investor’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares (a “Buy-In”), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In.

(b)    This Warrant may not be exercised as to fractional shares of Common Stock. In the event that the exercise of this Warrant, in full or in part, would result in the issuance of any fractional share of Common Stock, then in such event the Warrant Holder shall receive the number of shares rounded to the nearest whole share.

Section 4.      Reserved.

Section 5.1.   Adjustment of the Exercise Price. The Exercise Price and, accordingly, the number of Warrant Shares issuable upon exercise of the Warrant, shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)    Reclassification, Consolidation, Merger, Mandatory Share Exchange, Sale or Transfer.

(i)    Upon occurrence of any of the events specified in subsection (a)(ii) below (the “Adjustment Events”) while this Warrant is unexpired and not exercised in full, the Warrant Holder may in its sole discretion require the Company, or any successor or purchasing corporation, as the case may be, without payment of any additional consideration therefor, to execute and deliver to the Warrant Holder a new Warrant providing that the Warrant Holder shall have the right to exercise such new Warrant (upon terms not less favorable to the Warrant Holder than those then applicable to this Warrant) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money or property receivable upon such Adjustment Event by the holder of one share of Common Stock issuable upon exercise of this Warrant had this Warrant been exercised immediately prior to such Adjustment Event. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.1.

(ii)    The Adjustment Events shall be (1) any reclassification or change of Common Stock (other than a change in par value, as a result of a subdivision or combination of Common Stock), (2) any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change other than a change in par value or as a result of a subdivision or combination of Common Stock). The Company shall not effect any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrant Holder, at the last address of the Warrant Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrant Holder may be entitled to purchase, and the other obligations under this Warrant.

(b)    Subdivision or Combination of Shares. The number and kind of securities purchasable upon the exercise of this Warrant, the Exercise Price and the Trigger Price, shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) subdivide its outstanding shares of Common Stock into a greater number of shares, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Warrant Holder shall be entitled to receive the kind and number of Warrant Shares which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares which are purchasable hereunder, the Warrant Holder shall thereafter be entitled to purchase the number of Warrant Shares resulting from such adjustment at an Exercise Price per Warrant Share obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares resulting from such adjustment. In addition, after each such adjustment, the Trigger Price shall equal the Trigger Price in effect immediately prior to the adjustment, multiplied by a fraction, the numerator of which shall equal the Exercise Price immediately after the adjustment and the denominator of which shall equal the Exercise Price immediately prior the adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(c)    Stock Dividends. If the Company, at any time while this Warrant is unexpired and not exercised in full, shall pay a dividend or other distribution in shares of Common Stock to all holders of Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Warrant Holder shall be entitled to receive the kind and number of Warrant Shares which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares which are purchasable hereunder, the Warrant Holder shall thereafter be entitled to purchase the number of Warrant Shares resulting from such adjustment at an Exercise Price per Warrant Share obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares resulting from such adjustment. In addition, after each such adjustment, the Trigger Price shall equal the Trigger Price in effect immediately prior to the adjustment, multiplied by a fraction, the numerator of which shall equal the Exercise Price immediately after the adjustment and the denominator of which shall equal the Exercise Price immediately prior the adjustment. Any adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. The provisions of this subsection (c) shall not apply under any of the circumstances for which an adjustment is provided in subsections (a) or (b).

(d)    Liquidating Dividends, Etc. If the Company, at any time while this Warrant is unexpired and not exercised in full, makes a distribution of its assets or evidences of indebtedness to the holders of its Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company’s assets (other than under the circumstances provided for in the foregoing subsections (a) through (c)), then the Warrant Holder shall be entitled to receive upon exercise of this Warrant in addition to the Warrant Shares receivable in connection therewith, and without payment of any consideration other than the Exercise Price, the kind and amount of such distribution per share of Common Stock multiplied by the number of Warrant Shares that, on the record date for such distribution, are issuable upon such exercise of the Warrant (with no further adjustment being made following any event which causes a subsequent adjustment in the number of Warrant Shares issuable), and an appropriate provision therefor shall be made a part of any such distribution. The value of a distribution that is paid in other than cash shall be determined in good faith by the Board of Directors of the Company.

(e)    Dilutive Issuances. If the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, issue or sell (such issuance or sale, a “New Issuance”) any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Trigger Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (i) issuances or sales for which an adjustment is made pursuant to another subsection of this Section 5 and (ii) issuances in connection with an Excluded Transaction, then, and in each such case, (A) the Exercise Price then in effect shall be adjusted by multiplying the Exercise Price in effect on the day immediately prior to the Relevant Date by a fraction (I) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Trigger Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Company upon the issuance of such Common Stock Equivalents and receivable by the Company upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Trigger Price on the Relevant Date) and (II) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised) and (B) the aggregate number of Warrant Shares for which this Warrant is exercisable immediately after the New Issuance shall be increased to equal the product of (i) the aggregate number of Warrant Shares for which this Warrant is exercisable immediately prior to the New Issuance multiplied by (ii) a fraction, the numerator of which shall be the Exercise Price in effect on the day immediately prior to the Relevant Date and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. Notwithstanding the foregoing, the Exercise Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Company, as such, to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 5.1(e) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

Section 5.2     Notice of Adjustments. Whenever the Exercise Price or number of Warrant Shares shall be adjusted pursuant to Section 5.1 hereof, the Company shall promptly prepare a certificate signed by its President or Chief Financial Officer setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company’s Board of Directors made any determination hereunder), and the Exercise Price and number of Warrant Shares purchasable at that Exercise Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be sent to the Warrant Holder. In the event the Company shall, at a time while the Warrant is unexpired and not exercised in full, take any action that pursuant to subsections (a) through (c) of Section 5.1 may result in an adjustment of the Exercise Price, the Company shall give to the Warrant Holder at its last address known to the Company written notice of such action ten (10) days in advance of its effective date in order to afford to the Warrant Holder an opportunity to exercise the Warrant prior to such action becoming effective.

Section 6.     No Impairment. The Company will not, by amendment of its Amended and Restated Articles of Incorporation or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution or issue or sale of securities, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, and (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

Section 7.     Rights As Stockholder. Except as set forth in Section 5 above, prior to exercise of this Warrant, the Warrant Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Warrant Shares, including (without limitation) the right to vote such shares, receive dividends or other distributions thereon or be notified of stockholder meetings.

Section 8.     Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant and, in the case of any such loss, theft or destruction of the Warrant, upon delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

Section 9.     Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrant Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrant Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrant Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANT HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 10.    Amendment; Waiver.

Any term of this Warrant may be amended and the observance of any term of this Warrant waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of Transaction Warrants representing at least two-thirds of the aggregate number of Transaction Warrant Shares then issuable upon exercise of the Transaction Warrants (the “Majority Warrantholders”) provided, that (x) any such amendment or waiver must apply to all of the Transaction Warrants; and (y) the number of shares of Common Stock subject to this Warrant, the Exercise Price and the Expiration Period may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Warrantholder. Any amendment or waiver effected in accordance with this section shall be binding upon all “Holders” of Transaction Warrants and any future Holder of this Warrant, regardless of whether or not such person consents thereto. Holder acknowledges and agrees that the Majority Warrantholders may consent to such waivers and/or amendments to the Transaction Warrants as they may elect, acting in their sole discretion, and that such waivers and/or amendments may materially adversely affect the rights of Holder hereunder.

Section 11.    Reserved.

Section 12.    Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, (b) one business day after transmission by facsimile (with accurate confirmation generated by the transmitting facsimile machine) at the address or number designated below, or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

NutraCea
1261 Hawks’ Flight Court
El Dorado Hills, CA 95762
Telephone: (916) 933-7000
Facsimile: (916) 933-7001
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Weintraub Genshlea Chediak Law Corporation
400 Capitol Mall, Eleventh Floor
Sacramento, CA 95814
Telephone: (916) 558-6000
Facsimile: (916) 446-1611
Attention: Chris Chediak, Esq.

if to the Investor:

To the address and facsimile number provided in the Agreement.

Either party hereto may from time to time change its address or facsimile number for notices under this Section 12 by giving at least ten (10) days prior written notice of such changed address or facsimile number to the other party hereto.

Section 13.    Limitations on Exercise.

(a)    4.99% Limitation. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrant holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Warrant Holder and its affiliates for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this Section 13(a) may be waived by the Warrant Holder upon, at the election of the Warrant Holder, not less than 61 days’ prior notice to the Company, and the provisions of this Section 13(a) shall continue to apply until such 61st day (or such later date, as determined by the Warrant Holder, as may be specified in such notice of waiver.

(b)    9.99% Limitation. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrant holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Warrant Holder and its affiliates for purposes of Section 13(d) of the Exchange Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This Section 13(b) may not be waived.

Section 14.    Miscellaneous. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, this Warrant was duly executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

NUTRACEA

By:
Name: Bradley Edson
Title: President

Acknowledged and Accepted by

INVESTOR

By:
Name:
Title:

EXHIBIT A TO THE WARRANT

EXERCISE FORM

NUTRACEA

The undersigned hereby irrevocably exercises the right to purchase __________________ shares of Common Stock of NutraCea, evidenced by the attached Warrant, and tenders herewith payment of the Aggregate Exercise Price with respect to such shares in full, in the amount of $________, in cash, by certified or official bank check or by wire transfer for the account of the Company.

The undersigned requests that stock certificates for such Warrant Shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to this Warrant, in the name of the registered Warrant Holder and delivered to the undersigned at the address set forth below. In addition, the undersigned represents that as of the date hereof, the undersigned is in compliance with Section 3.2(c) of the Agreement (as defined in the Warrant).

Dated: __________, 200_

_____________________________________________
Signature of Registered Holder

_____________________________________________
Name of Registered Holder (Print)

Address:

_______________________________

_______________________________

_______________________________

EXHIBIT B TO THE WARRANT
ASSIGNMENT

(To be executed by the registered Warrant Holder desiring to transfer the Warrant)

FOR VALUED RECEIVED, the undersigned Warrant Holder of the attached Warrant hereby sells, assigns and transfers unto the persons below named the right to purchase ______________ shares of Common Stock of NutraCea evidenced by the attached Warrant and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: ________________, 200_

______________________________
Signature

Fill in for new Registration of Warrant:

_________________________________________
Name

_________________________________________
Address

_________________________________________
Please print name and address of assignee
(including zip code number)